As filed with the Securities and Exchange Commission on May 20, 2020

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SELECTQUOTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	6411	94-3339273
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6800 West 115th Street, Suite 2511

Overland Park, Kansas 66211

(913)-599-9225

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tim Danker

Chief Executive Officer

SelectQuote, Inc.

6800 West 115th Street, Suite 2511

Overland Park, Kansas 66211

(913)-599-9225

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark F. Veblen, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Telecopy: (212) 403-2000	Daniel A. Boulware, Esq. SelectQuote, Inc. 6800 West 115th Street, Suite 2511 Overland Park, Kansas 66211 Telephone: (913)-599-9225 Telecopy: (913)-495-5493	Jonathan L. Freedman, Esq. Samir A. Gandhi, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5300 Telecopy: (212) 839-5599

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ 333- 236555

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (2)(3)
Common stock, par value $0.01 per share	4,025,000	$20	$80,500,000	$10,448.90

(1)

The Registrant is registering 4,025,000 shares of common stock pursuant to this Registration Statement, which includes 525,000 shares which the underwriters have the option to purchase. Does not include shares of common stock that the Registrant previously registered on Registration Statement on Form S-1 (File No. 333-236555), as amended (the “Registration Statement”).

(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

The Registrant previously registered 28,750,000 shares of its common stock at $19.00 per share on the Registration Statement, which was declared effective by the Securities and Exchange Commission on May 20, 2020, for which a registration fee of $70,903.25 was paid. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having the proposed maximum aggregate offering price of $80,500,000 is hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), SelectQuote, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-236555) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on February 21, 2020, and subsequently amended on March 5, 2020, May 8, 2020, May 15, 2020 and May 19, 2020, and which the Commission declared effective on May 20, 2020.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock, par value $0.01 per share, being registered by the Registrant by 4,025,000 shares, 525,000 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock from the selling stockholders. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference herein.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Wachtell, Lipton, Rosen & Katz*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Wachtell, Lipton, Rosen & Katz (contained in its opinion filed as Exhibit 5.1 hereto)*

24.1	Power of attorney†

*	Filed herewith.
†	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-236555).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on May 20, 2020.

SELECTQUOTE, INC.

By:	/s/ Tim Danker

Name:	Tim Danker
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Tim Danker Tim Danker	Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2020

By:	/s/ Raffaele Sadun Raffaele Sadun	Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2020

By:	* Donald Hawks III	Chairman of the Board of Directors	May 20, 2020

By:	* Tom Grant	Vice Chairman of the Board of Directors	May 20, 2020

By:	* Donald Britton	Director	May 20, 2020

By:	* Earl Devanny III	Director	May 20, 2020

By:	* Denise Devine	Director	May 20, 2020

By:	* Raymond Weldon	Director	May 20, 2020

*By:	/s/ Raffaele Sadun Attorney-in-Fact